THE LAW OFFICES OF
RYAN ALEXANDER

520 South Fourth Street, Suite 340 · Las Vegas, Nevada 89101
Phone: (702) 868-3311 · Facsimile: (702) 868-3312
Email: Info@RyanAlexander.us · Website: www.RyanAlexander.us

December 29, 2010
Laredo Resources Corp.
Hero de Nacarozi #10, PO Box 177
C.P. 63732, Colonia Centtro
Bucerias, Nayarit, Mexico

Re: Laredo Resources Corp., Registration Statement on Form S-l

Dear Ladies and Gentlemen:

I have acted as special counsel for Laredo Resources Corp., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 1,099,000 shares of the Company's common stock, par value $0.001 per (collectively, the "Shares").

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the 1,099,000 shares of common stock to be sold by selling shareholders are validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) my opinion speaks only as of the date of effectiveness of the Registration Statement.  If, subsequent to this date and prior to such point in time as the Company is issued a Notice of Effectiveness regarding the Registration Statement, the Company advises me of circumstances or events which would alter the foregoing opinion, then I will contact the Company regarding my revised opinion.

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

Regards,

/s/ Ryan Alexander
Ryan Alexander
The Law Offices of Ryan Alexander PLLC

December 29, 2010

CONSENT

I HEREBY CONSENT to the inclusion of my name and use of my opinion in connection with the Form S-l Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, Laredo Resources Corp.

Very truly yours,

/s/ Ryan Alexander
Ryan Alexander
The Law Offices of Ryan Alexander PLLC